SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         OCTOBER 9, 2003

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (301) 984-9400

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On October 9, 2003, Washington Real Estate Investment Trust (“WRIT”) purchased Prosperity Medical Center (“Prosperity”) for a contract purchase price of $78.0 million. Prosperity consists of three multi-story office buildings containing a total of 255,000 rentable square feet of medical office space, a free standing parking garage, and an adjacent surface parking lot, located in Merrifield, Fairfax County, Virginia. On the date of acquisition, Prosperity was 98% leased.

With this acquisition, WRIT increased its $60.0 million unsecured term note executed on August 7, 2003, to $90.0 million and borrowed $27.0 million under this increased facility to fund a portion of the purchase price; all outstanding advances under this facility are due and payable in February 2004. WRIT borrowed an additional $1.5 million under its $25.0 million unsecured line of credit (“Credit Facility No. 1”), for which all outstanding advances are due and payable upon maturity in July 2004. The $28.5 million in borrowings bears interest at LIBOR plus a spread based on WRIT’s credit rating on its publicly issued debt; currently the interest rate is averaging 1.8% per annum. Funding for the remainder of the purchase price was provided by the assumption of existing mortgages on Prosperity totaling $49.8 million. The $36.1 million mortgage note payable secured by the property and improvements at 8501-8503 Arlington Blvd. bears interest at a fixed rate of 5.36% per annum and is payable in equal monthly installments of principal and interest determined using a 30-year amortization schedule. The $13.7 million mortgage note payable secured by the property and improvements at 8505 Arlington Blvd. bears interest at a fixed rate of 5.34% per annum and is payable in equal monthly installments of principal and interest determined using a 30 year amortization schedule. Both of the assumed mortgages mature May 1, 2013, with the outstanding principal balance on each loan due and payable at that time.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)    Financial Statements of Business Acquired

The required financial statements for Prosperity will be filed by amendment hereto no later than sixty days after the date this report is required to be filed.

(b)    Pro Forma Financial Information

The required pro forma financial information for Prosperity will be filed by amendment hereto no later than sixty days after the date this report is to be filed.

(c)    Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST (Registrant)

By:	/s/ Laura M. Franklin

(Signature)
Laura M. Franklin Senior Vice President Accounting, Administration and Corporate Secretary

October 24, 2003
(Date)